EXHIBIT K-2

Montaup Electric Company                   Original Sheet No.  14
FERC Electric Tariff                       Effective: January 26, 1995
First Revised Volume No. 1
(Supersedes Original Volume No. 1)



                       UNITED STATES OF AMERICA
                              BEFORE THE
                 FEDERAL ENERGY REGULATORY COMMISSION

Montaup Electric Company           )        Docket Nos. ER94-1 062-000
Newport Electric Corporation       )                   and EL94-68-000

                     SETTLEMENT AGREEMENT

     This Settlement Agreement is made and entered into by and among
(1) Montaup Electric Company ("the Company"), (2) Newport Electric Corporation ("Newport"), (3) the Attorney General of Massachusetts ("the Massachusetts Attorney General"), and (4) the Attorney General of Rhode Island and Rhode Island Division of Public Utilities and Carriers ("Rhode Island"). The Massachusetts Department of Public Utilities and the Companies' non-affiliated contract demand customers, the Town of Middleborough, Massachusetts and the Pascoag, Rhode Island, Fire District did not join in the settlement. Neither of these non-joining intervenors has indicated any opposition to the settlement. The settlement does not resolve any issues in on-going litigation in these dockets between Montaup and the non-affiliated customers.

                         INTRODUCTION

     The essential facts are as follows:

     The Company provides all requirements wholesale service under the M-series rate to its retail affiliates, Eastern Edison Company ("Eastern Edison") in Massachusetts and Blackstone Valley Electric Company ("Blackstone") in Rhode Island. It also provides contract demand service at the same rate to another affiliate, Newport, and to each of the non-affiliated contract demand customers.

     On March 21, 1994 (completed March 31, 1994) the Company filed a rate decrease of $10.1 million based on a 1994 test year and requested that the decrease be allowed to become effective on May 21, 1994. The Company also proposed to convert Newport from contract demand to all requirements service and included with the filing an agreement for rental of generation and transmission facilities by Newport to Montaup. In addition, the Company proposed to recover nuclear buyout costs beginning when Seabrook resumed service after the August 1994 refueling.

     The Massachusetts Attorney General, the Massachusetts Department of Public Utilities, Rhode Island and the non-affiliated customers moved for leave to intervene. The Massachusetts Attorney General, Rhode Island and the non-affiliated customers also protested the filing and requested an investigation.

     On May 26, 1994 the Commission accepted the filing to be effective subject to refund on May 21, 1994, ordered a hearing and set a refund effective date (August 9, 1994). The Commission allowed fuel clause recovery of buyout costs subject to refund.

     A prehearing conference was held on June 21, 1994 at which a procedural schedule was set. Three settlement conferences followed. At the last conference, held on September 8, 1994, all parties other than the non-affiliated customers achieved the settlement in principle which is here reduced to writing. Under the terms of the settlement, as set out herein, (1) the filed decrease in the Company's cost of service is increased from $10,133,000 to $13,992,000 net of an off-system sales credit in the Company's purchased capacity adjustment clause ("PCAC") and including an effective date of January 1, 1994 for Montaup's off-system sales credit, (2) Montaup will eliminate from the M-14 rate the depreciation, return and income taxes associated with its cold storage of the Somerset No. 5 unit, per Exhibit B, (3) the PCAC is extended through December 31, 1999, (4) the AFUDC rate is to be based on an 11.1% return on equity, (5) a provision for recovery of nuclear buyout costs is to be included in the M-14 rate, and (6) the M-14 rate is presumed to recover decommissioning expenses as actually incurred.

     Subject in every particular to the conditions set forth in this Settlement Agreement, including acceptance of this Settlement
Agreement in its entirety and without change or conditions by the Commission, and with the understanding that each term of the Settlement Agreement is in consideration and support of every other term, the Company, Newport, the Massachusetts Attorney General and Rhode Island have agreed as follows:



                            ARTICLE I
                       SCOPE OF SETTLEMENT

     This Settlement Agreement resolves all issues concerning the Company's filing among the parties to this Settlement Agreement. It resolves no issues as to the non-affiliated customers.


                            ARTICLE II
                   SETTLEMENT RATE SCHEDULES

     The Settlement Rate Schedules included in Appendix A shall represent an integral part of this Settlement Agreement. Those rate schedules shall be effective as of August 9, 1994, except for the Sales Credit in the PCAC, set forth below in Article IV, which shall be effective as of January 1, 1994. The rate schedules shall be effective for service to Blackstone, Eastern Edison and Newport and will not apply to service to the non-affiliated customers. The Company shall begin applying the settlement rate schedules in bills for service in the first billing month following the month in which the Commission approves this settlement agreement.

                           ARTICLE III
                             CREDITS

     The Company shall implement a credit in the bills rendered under the settlement rate schedules, which credit shall be the difference between the amount collected under the filed M-14 rate since the refund effective date of August 9, 1994 and what would have been collected under the settlement rate schedules appended as Exhibit A. Interest shall apply and shall be determined according to Section 35.19a of the Commission's regulations as to all amounts collected in excess of those that would have been collected under the settlement rate schedules. The company shall file reports of amounts returned to Blackstone, Eastern Edison and Newport through the credit with the Commission within 30 days after implementing the credit. Copies of the report shall be served on all customers and counsel for all parties to this proceeding.


                           ARTICLE IV
            PCAC EXTENSION AND OFF-SYSTEM SALES CREDIT

     Article 4.1: The PCAC shall be extended an additional five years, through December 31, 1999.

     Article 4.2: The PCAC shall include an off-system sales credit effective January 1, 1994.

                            ARTICLE V
                          SOMERSET No. 5

     The ratemaking and accounting treatment of Somerset No. 5 shall be determined according to the principles appended hereto as Appendix B.



                           ARTICLE VI
                           AFUDC RATE

     The Company's return on common equity used for calculating its AFUDC rate shall be 11.1% beginning on January 1, 1995, and ending on the last day of the calendar year following the Commission's approval of a settlement resolving the rate of return issue in any subsequent proceeding involving a rate decrease or increase or the Commission's decision in such a proceeding resolving that issue on the merits.

                           ARTICLE VII
                      NUCLEAR BUYOUT COSTS

     The Company shall be allowed to recover nuclear buyout costs in accordance with the net benefits test contained in the Settlement Rate Schedules.


                           ARTICLE VIII
                     DECOMMISSIONING COSTS

     The rates contained in the Settlement Rate Schedules shall be presumed conclusively to provide for recovery of all Seabrook and Millstone No. 3 decommissioning funding requirements. The purpose of this provision is to allow the Company to receive a tax deduction for its contributions to the decommissioning funds for these units. This provision will not affect revenue requirements in future rate filings made by Montaup.

                           ARTICLE IX
                           CONDITIONS

     Article 9.1: The making of this Settlement Agreement shall not be deemed in any respect to constitute an admission of any party that any allegation or contention in this proceeding is true or valid.

     Article 9.2: The making of this Settlement Agreement establishes no principles and shall not be deemed to foreclose any party from making any contention in any proceeding or investigation except that the parties are foreclosed from raising issues resolved by this Settlement Agreement under Article I hereof and the settlement rates provided for herein shall not be subject to challenge before any administrative agency or court.

     Article 9.3: The acceptance of this Settlement Agreement by the Commission shall not in any respect constitute a determination by the Commission as to the merits of any allegation or contention made in this rate proceeding.


     Article 9.4: This Settlement Agreement is expressly conditioned upon the Commission's acceptance of all the provisions thereof, without change or condition.

     Article 9.5: The discussions between the parties which have produced this Settlement Agreement have been conducted on the explicit understanding, pursuant to Section 385.602 of the Commission's Rule of Practice and Procedure, that all offers of settlement and discussions relating thereto shall be privileged, shall be without prejudice to the position of any party or participant presenting any such offer or participating in any such discussion, and are not to be used in any manner in connection with this proceeding or otherwise.

     Article 9.6: This Settlement Agreement is submitted on the condition that, in the event the Commission does not by order accept it in its entirety, this Settlement Agreement shall be deemed withdrawn and shall not constitute any part of the record in this proceeding or be used for any other purpose. In the event the Settlement Agreement is not approved, the M-14 rates as filed will remain subject to refund pending the Commission's final order in this docket.



     THIS SETTLEMENT AGREEMENT is entered into this 26th day of January, 1995 by and between the undersigned parties.

                                   MONTAUP ELECTRIC COMPANY

Date: January 26, 1995                 By: /s/ Albert R. Simonds, Jr.
                                       Albert R. Simonds, Jr.
                                           (Its Attorney)


                                   NEWPORT ELECTRIC CORPORATION


Date: January 26, 1995                  By: /s/ Albert R. Simonds, Jr.
                                        Albert R. Simonds, Jr.
                                             (Its Attorney)

                                   THE ATTORNEY GENERAL OF THE
                                   STATE OF RHODE ISLAND AND THE
                                   RHODE ISLAND DIVISION OF PUBLIC
                                   UTILITIES AND COMMON CARRIERS



Date: January 26, 1995                  By: /s/ Patricia M. French
                                        Patricia M. French
                                        Assistant Attorney General


                                   THE MASSACHUSETTS DEPARTMENT
                                   OF THE ATTORNEY GENERAL


Date: January 26, 1995                  By: James W.  Stetson
                                        James W. Stetson
                                        Assistant Attorney General